Exhibit 99.1

DAVIDsTEA Inc. Announces Second Quarter Fiscal 2016 Financial Results

Second quarter sales growth of 25.3% to  C$41.1 million; comparable sales increase of 5.1%

Reiterates Fiscal 2016 outlook

MONTREAL, September 7, 2016 (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (Nasdaq:DTEA) today announced financial results for the three months and six months ended July 30, 2016.

For the three months ended July 30, 2016:

•	Sales increased by 25.3% to C$41.1 million from C$32.8 million in the second quarter of fiscal 2015. Comparable sales increased by 5.1%.
•

Gross profit increased by 23.6% to  C$19.9 million from  C$16.1 million in the second quarter of fiscal 2015,  while gross profit as a percent of sales decreased to 48.5% from 49.0% in the second quarter of fiscal 2015. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact of the stronger U.S. dollar on U.S. dollar denominated purchases, partially offset by supply chain efficiencies.  On a constant currency basis, gross profit as a percent of sales increased 10 basis points to 49.1%.

•

Selling, general and administration expenses (“SG&A”) increased to C$22.8 million from C$18.2 million in the second quarter of fiscal 2015, due primarily to the hiring of additional staff to support the growth of the Company, higher store operating expenses to support the operations of 208 stores as of July 30, 2016 as compared to 165 stores as of August 1, 2015, as well as newly incurred public company costs. As a percent of sales, SG&A decreased to 55.5% from 55.6% in the second quarter of fiscal 2015. Excluding the loss on disposal of property and equipment in the prior year period, SG&A increased to C$22.8 million from C$17.9 million in the second quarter of fiscal 2015. As a percent of sales, SG&A excluding the loss on disposal of property and equipment in the prior year period increased to 55.5% from 54.6%.

•

Results from operating activities were C$(2.9) million as compared to C$(2.2) million in the second quarter of fiscal 2015.  Excluding the loss on disposal of property and equipment in the prior year period, results from operating activities decreased to C$(2.9) million from C$(1.9) million in the second quarter of fiscal 2015.

•

The Company opened 10 net new stores in the second quarter of fiscal 2016 and ended the quarter with a total of 208 stores in Canada and the U.S. This represents an increase of 26% from the end of the second quarter of fiscal 2015.

•

Net income was C$(2.3) million compared to C$(52.1) million in the second quarter of fiscal 2015 which, as previously stated, includes a C$50.2 million non-cash loss associated with the embedded derivative on Series A, A-1 and A-2 preferred shares as all preferred shares were converted into common shares in conjunction with the IPO transaction (see Reconciliation of IFRS basis to Adjusted net income (loss) table). Adjusted net income, which excludes IPO-related and other one-time income or expenses in the prior year period (see Reconciliation of IFRS basis to Adjusted net income (loss) table), was C$(2.3) million compared to C$(1.6) million in the second quarter of fiscal 2015.

•

Adjusted EBITDA was C$0.2 million compared to C$0.2 million in the second quarter of fiscal 2015. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•

Fully diluted income per common share was  C$(0.09) compared to  C$(2.73) in the second quarter of fiscal 2015. Adjusted fully diluted income per common share, which is adjusted net income on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was  C$(0.09) per share compared to C$(0.07) per share in the second quarter of fiscal 2015.

Sylvain Toutant, President and Chief Executive Officer, stated, “We are pleased with our second quarter results which are a testament to the strength of our brand and the progress we continue to make on our goals. In the U.S., strong e-commerce sales were offset by our store sales which were lower than expected. We continue to refine the U.S. model, learn from our customers and remain enthusiastic and focused on the expansion opportunity we see for our brand.”

Mr. Toutant concluded, “Given our first half performance and our outlook for the rest of the year, we are reaffirming our previously provided FY16 guidance. We are excited about our innovative product pipeline and marketing line-up for holiday that we believe will resonate with our customers, and we remain focused on delivering continued progress against our strategic priorities of building the brand, growing our store base and e-commerce footprint, driving profitability and realizing the significant potential we believe exists for this business.”

For the six months ended July 30, 2016:

•	Sales increased by 24.6% to C$85.5 million from C$68.6 million in the comparable period in fiscal 2015. Comparable sales increased by 5.0%.
•

Gross profit increased by 22.8% to C$43.1 million from C$35.1 million in the comparable period in fiscal 2015, while gross profit as a percent of sales decreased to 50.3% from 51.2% in the comparable period in fiscal 2015. The decrease in gross profit as a percent of sales was driven primarily by the adverse impact of the stronger U.S. dollar on U.S. dollar denominated purchases, partially offset by supply chain efficiencies. On a constant currency basis, gross profit as a percent of sales increased 60 basis points to 51.8%.

•

Selling, general and administration expenses (“SG&A”) increased to C$43.9 million from C$35.2 million in the comparable period in fiscal 2015, due primarily to the hiring of additional staff to support the growth of the Company, higher store operating expenses to support the operations of 208 stores as of July 30, 2016 as compared to 165 stores as of August 1, 2015, as well as newly incurred public company costs. As a percent of sales, SG&A increased to 51.4% from 51.3% in the comparable period in fiscal 2015. Excluding the loss on disposal of property and equipment in the prior year period, SG&A increased to C$43.9 million from C$34.9 million in the comparable period in fiscal 2015. As a percent of sales, SG&A excluding the loss on disposal of property and equipment in the prior year period increased to 51.4% from 50.9%.

•

Results from operating activities were C$(0.9) million as compared to C$(4.1) million in the comparable period in fiscal 2015. Excluding the stock-based compensation expense related to cashless exercise and the loss on disposal of property and equipment in the prior year period, results from operating activities decreased to C$(0.9) million from C$0.2 million in the comparable period in fiscal 2015.

•

The Company opened 15  net new stores in the comparable period in fiscal 2016 and ended the period with a total of 208 stores in Canada and the U.S. This represents an increase of 26% from the end of the comparable period in fiscal 2015.

•

Net income was C$(0.8) million compared to net income of C$(145.3) million in the comparable period in fiscal 2015 which, as previously stated, includes a C$140.9 million non-cash loss associated with the embedded derivative on Series A, A-1 and A-2 preferred shares as all preferred shares were converted into common shares in conjunction with the IPO transaction (see Reconciliation of IFRS basis to Adjusted net income (loss) table). Adjusted net income, which excludes IPO-related and other one-time income or expenses in the prior year period (see Reconciliation of IFRS basis to Adjusted net income (loss) table), was C$(0.8) million compared to C$(0.5) million in the comparable period in fiscal 2015.

•

Adjusted EBITDA was C$4.7 million compared to C$4.2 million in the comparable period in fiscal 2015. Adjusted EBITDA excludes IPO-related and other non-cash or one-time costs (see Reconciliation of Adjusted EBITDA table).

•

Fully diluted income per common share was C$(0.03) compared to C$(9.35) in the comparable period in fiscal 2015. Adjusted fully diluted income per common share, which is adjusted net income on an adjusted fully diluted weighted average shares outstanding basis (see Reconciliation of fully diluted weighted average common shares outstanding table), was C$(0.03) per share compared to C$(0.02) per share in the comparable period in fiscal 2015.

Balance sheet highlights as of July 30, 2016:

•	Cash: C$60.6 million.
•	Total liquidity (cash plus availability on a C$20.0 million revolving facility): C$80.6 million.

Third Quarter and Fiscal 2016 Outlook:

For the third quarter of fiscal 2016, sales are expected to be in the range of C$43.0 million to C$44.0 million based on opening 15 new stores and assuming a comparable sales increase in the low-single digit range. This low-single digit expected comp range is due to an August technical issue, which has since been resolved, with our e-mail distribution during which a significant portion of our marketing emails were not being delivered to our customers. Adjusted EBITDA is expected to be in the range of C$0.6 million to C$0.9 million. Net loss is expected to be in the range of C$(2.0)  million to C$(2.3) million, with fully diluted income per common share in the range of C$(0.08)  to C$(0.09) on approximately 24.8 million fully diluted weighted average shares outstanding.

For fiscal 2016, sales are expected to be in the range of C$215.0 million to C$219.0 million based on opening 40 new stores for the full year and assuming a comparable sales increase in the mid-single digit range. Adjusted EBITDA is expected to be in the range of C$31.0 million to C$33.0 million. Adjusted net income is expected to be in the range of C$13.0 million to C$14.0 million, with an adjusted fully diluted income per common share range of C$0.50 to C$0.54 on approximately 26.1 million adjusted fully diluted weighted average shares outstanding.

Conference Call Information:

A conference call to discuss the second quarter of fiscal 2016 financial results is scheduled for today, September 7, 2016, at 4:30 p.m. Eastern Standard Time. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted results from operating activities, Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share. Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share are not presentations made in accordance with IFRS, and the use of the terms Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share may differ from similar measures reported by other companies. We believe that Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share provide investors with useful information with respect to our historical operations. We present Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted EBITDA, Adjusted net income(loss) and Adjusted fully diluted income(loss) per share allow for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges of the period or other one-time charges, such as depreciation, amortization, impairment costs, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit and non-recurring expenses relating to our initial public offering. These measures also function as benchmarks to evaluate our operating performance. Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are not measurements of our financial performance under IFRS and should not be considered in isolation or as alternatives to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share are frequently used by securities analysts, lenders and others in their evaluation of companies, they have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

•	Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share do not reflect changes in, or cash requirements for, our working capital needs; and

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Because of these limitations, Adjusted EBITDA, Adjusted net income(loss), and Adjusted fully diluted income(loss) per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s growth prospects, product offerings and financial guidance for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks and uncertainties including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; minimum wage laws; the importance of the Company’s first fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s Annual Report on Form 10-K dated April 12, 2016 and filed with the Securities and Exchange Commission on April 13, 2016. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a fast-growing retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 208 company-operated DAVIDsTEA stores throughout Canada and the United States as of July 30, 2016, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

INTERIM CONSOLIDATED BALANCE SHEETS

[Unaudited and in thousands of Canadian dollars]

	As at	As at
	July 30, 2016	January 30, 2016
	$	$

ASSETS
Current
Cash	60,604	72,514
Accounts and other receivables	2,313	2,702
Inventories	25,112	17,767
Income tax receivable	1,178	605
Prepaid expenses and deposits	8,375	4,493
Derivative financial instruments	554	3,442
Total current assets	98,136	101,523
Property and equipment	52,481	47,330
Intangible assets	2,363	2,242
Deferred income tax assets	8,439	7,877
Total assets	161,419	158,972
LIABILITIES AND EQUITY
Current
Trade and other payables	19,229	14,435
Deferred revenue	3,557	3,762
Income taxes payable	—	62
Current portion of provisions	140	512
Total current liabilities	22,926	18,771
Deferred rent and lease inducements	6,911	6,002
Provisions	253	162
Total liabilities	30,090	24,935
Equity
Share capital	260,567	259,205
Contributed surplus	7,609	7,094
Deficit	(139,459)	(138,465)
Accumulated other comprehensive income	2,612	6,203
Total equity	131,329	134,037
	161,419	158,972

INTERIM CONSOLIDATED STATEMENTS OF INCOME (LOSS)

AND COMPREHENSIVE INCOME (LOSS)

[Unaudited and in thousands of Canadian dollars, except share information]

	For the three months ended		For the six months ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
	$	$	$	$

Sales	41,079	32,781	85,548	68,625
Cost of sales	21,171	16,731	42,485	33,486
Gross profit	19,908	16,050	43,063	35,139
Selling, general and administration expenses	22,810	18,219	43,929	35,210
Stock-based compensation related to cashless exercise	—	—	—	4,052
Results from operating activities	(2,902)	(2,169)	(866)	(4,123)
Finance costs	19	222	36	1,014
Finance income	(148)	(72)	(269)	(123)
Gain on derivative financial instruments	—	(164)	—	(164)
Accretion of preferred shares	—	87	—	401
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	—	50,169	—	140,874
Loss before income taxes	(2,773)	(52,411)	(633)	(146,125)
Provision for income tax (recovery)	(506)	(323)	120	(811)
Net loss	(2,267)	(52,088)	(753)	(145,314)
Other comprehensive income (loss)
Items to be reclassified subsequently to income:
Unrealized net gain (loss) on forward exchange contracts	1,678	1,849	(2,519)	1,849
Realized net (gain) loss on forward exchange contracts reclassified to inventory	598	—	(370)	—
Provision for income tax (recovery) on comprehensive income	(604)	(534)	767	(534)
Cumulative translation adjustment	853	815	(1,469)	241
Other comprehensive income (loss), net of tax	2,525	2,130	(3,591)	1,556
Total comprehensive income (loss)	258	(49,958)	(4,344)	(143,758)
Net loss per share:
Basic	(0.09)	(2.73)	(0.03)	(9.35)
Fully diluted	(0.09)	(2.73)	(0.03)	(9.35)
Weighted average number of shares outstanding
— basic	24,625,414	19,057,409	24,380,306	15,536,182
— fully diluted	24,625,414	19,057,409	24,380,306	15,536,182

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
	$	$	$	$

OPERATING ACTIVITIES
Net loss	(2,267)	(52,088)	(753)	(145,314)
Items not affecting cash:
Depreciation of property and equipment	1,921	1,350	3,708	2,648
Amortization of intangible assets	169	142	329	265
Loss on disposal of property and equipment	—	292	—	292
Gain on derivative financial instruments	—	(164)	—	(164)
Deferred rent	366	284	646	482
Recovery for onerous contracts	—	(191)	—	(265)
Stock-based compensation expense	614	493	930	818
Amortization of financing fees	18	10	36	176
Accretion of preferred shares	—	87	—	401
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares	—	50,169	—	140,874
Deferred income taxes (recovered)	189	673	22	688
	1,010	1,057	4,918	901
Net change in other non-cash working capital balances related to operations	(2,793)	(945)	(7,489)	(7,446)
Cash flows related to operating activities	(1,783)	112	(2,571)	(6,545)
FINANCING ACTIVITIES
Repayment of finance lease obligations	—	—	—	(552)
Proceeds from issuance of long-term debt	—	—	—	9,996
Repayment of long-term debt	—	(9,996)	—	(20,010)
Repayment of loan from the controlling shareholder	—	(2,952)	—	(2,952)
Proceeds from issuance of common shares pursuant to exercise of stock options	500	59	844	59
Gross proceeds of initial public offering	—	79,370	—	79,370
IPO-related expenses	—	(9,996)	—	(10,548)
Financing fees	—	(52)	—	(171)
Cash flows related to financing activities	500	56,433	844	55,192
INVESTING ACTIVITIES
Additions to property and equipment	(6,876)	(3,190)	(9,722)	(5,030)
Additions to intangible assets	(305)	(400)	(461)	(668)
Cash flows related to investing activities	(7,181)	(3,590)	(10,183)	(5,698)
Decrease in cash during the period	(8,464)	52,955	(11,910)	42,949
Cash, beginning of period	69,068	9,778	72,514	19,784
Cash, end of period	60,604	62,733	60,604	62,733

Reconciliation of Adjusted EBITDA

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
(in thousands)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Net loss	$(2,267)	$(52,088)	$(753)	$(145,314)
Finance costs	19	222	36	1,014
Finance income	(148)	(72)	(269)	(123)
Depreciation and amortization	2,090	1,492	4,037	2,913
Provision for income tax (recovery)	(506)	(323)	120	(811)
EBITDA	$(812)	$(50,769)	$3,171	$(142,321)
Additional adjustments :
Stock-based compensation expense (a)	614	493	930	818
Stock-based compensation expense related to cashless exercise (b)	—	—	—	4,052
Provision (recovery) for onerous contracts (c)	—	(191)	—	(265)
Deferred rent (d)	366	284	646	482
Gain on derivative financial instruments (e)	—	(164)	—	(164)
Loss on disposal of property and equipment (f)	—	292	—	292
Accretion of preferred shares (g)	—	87	—	401
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (h)	—	50,169	—	140,874
Adjusted EBITDA	$168	$201	$4,747	$4,169

(a)	Represents non-cash stock-based compensation expense.
(b)	Represents expense related to cashless exercise of options by former employees.
(c)

Represents provision and non-cash recovery related to certain stores where the unavoidable costs of meeting the obligations under the lease agreements are expected to exceed the economic benefits expected to be received from the contract.

(d)	Represents the extent to which our annual rent expense has been above or below our cash rent.
(e)	Represents the non-cash gain on derivative financial instruments.
(f)	Represents non-cash costs related to closure of one store due to termination of sub-lease.
(g)

Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares were converted automatically into common shares.

(h)	Represents non-cash market loss for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with our initial public offering, this liability was converted into equity.

Reconciliation of IFRS basis to Adjusted net income (loss)

[Unaudited and in thousands of Canadian dollars]

	For the three months ended		For the six months ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Net loss	$(2,267)	$(52,088)	$(753)	$(145,314)
Stock-based compensation expense related to cashless exercise (a)	—	—	—	4,052
Finance costs related to preferred shares (b)	—	126	—	477
Gain on derivative financial instruments (c)	—	(164)	—	(164)
Loss on disposal of property and equipment (d)	—	292	—	292
Accretion of preferred shares (e)	—	87	—	401
Loss from embedded derivative on Series A, A-1 and A-2 preferred shares (f)	—	50,169	—	140,874
Income tax expense adjustment (g)	—	(34)	—	(1,108)
Adjusted net loss	$(2,267)	$(1,612)	$(753)	$(490)

(a)	Represents expense related to cashless exercise of options by former employees.
(b)	Represents finance fees related to the preferred shares. Upon the completion of our initial public offering, we converted the liability associated with these preferred shares into equity.
(c)	Represents non-cash gain on derivative financial instruments.
(d)	Represents non-cash costs related to the closure of one store due to termination of sub-lease.
(e)

Represents non-cash accretion expense on our preferred shares. In connection with the completion of our initial public offering on June 10, 2015, all of our outstanding preferred shares were converted automatically into common shares.

(f)	Represents non-cash market loss for the conversion feature of the Series A, A-1 and A-2 preferred shares. In connection with our initial public offering, this liability was converted into equity.
(g)

Removes the income tax impact of the stock-based compensation expense for cashless exercise, gain on derivative financial instruments and loss on disposal of property and equipment referenced in notes (a), (c) and (d).

Reconciliation of fully diluted weighted average common shares outstanding, as reported, adjusted fully diluted weighted average common shares outstanding

[Unaudited and in thousands of Canadian dollars, except per share]

	For the three months ended		For the six months ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015

Weighted average number of shares outstanding, fully diluted	24,625,414	19,057,409	24,380,306	15,536,182
Adjustments:
Adjustment for conversion of preferred shares Series A, A-1 and A-2 (a)	—	3,432,162	—	5,793,457
Initial public company share issuance (b)	—	1,441,577	—	2,433,368
Adjusted weighted average number of shares outstanding, fully diluted	24,625,414	23,931,148	24,380,306	23,763,007

Net loss per share, fully diluted	(0.09)	(2.73)	(0.03)	(9.35)

Adjusted net loss per share, fully diluted	(0.09)	(0.07)	(0.03)	(0.02)

(a)	Reflects the impact of the conversion of Series A, A-1 and A-2 preferred shares into common shares, as if they had been available the entire period.
(b)	Reflects the number of common shares issued in the initial public offering, as if they had been available the entire period.

Investor Contact

ICR Inc.

Farah Soi/Rachel Schacter

(203)-682-8200

investors@davidstea.com